Exhibit 99.1

FiberMark
161 Wellington Road
P.O. Box 498
Brattleboro, VT 05302

Tel 802 257 5981
Fax 802 257 5900
E-mail: info@fibermark.com

FOR IMMEDIATE RELEASE	Contact:	Janice C. Warren
Director of Investor Relations and Corporate Communications

FIBERMARK REPORTS FIRST-QUARTER 2003 RESULTS AND ON NYSE LISTING STATUS

BRATTLEBORO, VERMONT—May 14, 2003— FiberMark, Inc. (NYSE:FMK) today reported a net loss of $5.4 million, or $.76 per share, for the first quarter ended March 31, 2003, compared with net income of $0.4 million, or $.06 per share, for the same 2002 quarter. Of this $.82 per share variance, approximately $.62, or $4.4 million, was due to tax expense differential related to the absence of tax benefits on net operating losses recorded in the first quarter 2003.  Due to recent losses in our North American operations, we can no longer recognize tax benefits on U.S. net operating losses in the near term.  However, we did recognize tax benefits on the U.S pre-tax loss in the first quarter 2002, offsetting a portion of our overall tax expense.

Net sales for the 2003 quarter were $104.7 million, compared with $97.2 million in the first quarter 2002, an increase of 7.7%.  Sales for German operations were $47.7 million compared with $36.5 million, an increase of 30.7%.  North American operations sales were $56.9 million compared with $60.6 million, a 6.1% decline.

Although most of the increase in sales from German operations was due to the translation effects of a stronger euro, these sales grew 6.8% apart from the foreign exchange impact.  This increase was due to “continued strong business conditions in our particular markets, our position within these markets and some European economic recovery,” said Alex Kwader, chairman and chief executive officer.  “We experienced robust growth in automotive filter media, tape base, abrasive backing material and wallcovering.”

The decline in the North American operations segment was due primarily to continued weakness in the U.S. and global economy, Kwader said.  Technical specialties sales in North America were $14.5 million in the first quarter 2003 compared with $15.3 million in 2002, a decline of 5.2%.  “The sale of a portion of our North American industrial filter media business accounted for $0.7 million of the shortfall, while certain markets were particularly weak, such as insulating material for electrical transformers and building materials.  Gains came from our tape business and matboard material for picture framing following a weak 2002,” Kwader said.

Sales in publishing and packaging grades, representing the decorative specialties product lines, were $23.0 million in the first quarter 2003 compared with $24.2 million in same period in 2002, a 5.0% decline.  “Our publishing business lagged historical levels, mirroring industry conditions for textbook manufacturers in the face of state budget challenges,” Kwader said.  “On the packaging side, sales reflected weak luxury packaged consumer goods demand, offset in part by the contribution of new product lines.”

Office products sales were $19.4 million in the first quarter 2003 compared with $21.2 million in the comparable 2002 quarter, a decline of 8.5%.  The office products segment experienced continued sector weakness and product downgrading, tied to the rising influence of inexpensive imported finished products from the Pacific Rim, Kwader said.

Our operating income was $8.0 million in the first quarter 2003 compared with $9.7 million in the same 2002 period, a decline of 17.5%.  Higher energy and raw material costs and higher levels of selling, general and administrative expense, largely due to higher professional fees and an increase in accounts receivable reserves, outweighed the positive impact of improved manufacturing efficiencies and a weaker U.S. dollar.

“We have market indications that commodity pulp prices will at least stabilize, after climbing $100 per metric ton since January 2003,” Kwader said, commenting on the outlook for the second quarter.  “We expect continued productivity improvement on the new paper machine in our Warren Glen, New Jersey facility.  Top line improvement, driven by a stronger economy, would provide a further boost to productivity.”

In another development, the company has received notification from the New York Stock Exchange (“NYSE”) that it has fallen below the NYSE’s standard for continuing listing that requires an average market capitalization of at least $50 million over a 30 trading day period and a minimum of $50 million in stockholders’ equity.  FiberMark’s shortfall in stockholders’ equity resulted from a goodwill impairment charge taken during 2002.  The NYSE has requested that the company develop a plan to regain compliance.  If the company submits a plan, and the NYSE accepts it, the company will have up to 18 months for implementation, subject to quarterly monitoring for compliance with plan goals and targets.  If the NYSE does not accept the plan, the company will be subject to delisting from the NYSE.  In the event of delisting from the NYSE, the company believes an alternate trading venue would be available.

FiberMark, headquartered in Brattleboro, Vt., is a leading producer of specialty fiber-based materials meeting industrial and consumer needs worldwide. Products include filter media for transportation applications and vacuum cleaner bags; base materials for specialty tapes, electrical, electronics and graphic arts applications, wallpaper, building materials and sandpaper and cover/decorative materials for office and school supplies, publishing, printing and premium packaging. The company has 12 facilities in the eastern United States and Europe.

This press release contains forward-looking statements.  Actual results may differ depending on the economy and other risk factors discussed in the company’s Form 10K filed with the SEC March 31, 2003 and accessible on the company’s Web site: www.fibermark.com

FIBERMARK, INC.

Consolidated Statements of Operations

Three Months Ended March 31, 2003 and 2002

(In thousands, except per share amounts)

Unaudited

	2003	2002

Net sales	$104,666	$97,158

Cost of sales	84,465	78,552

Gross profit	20,201	18,606

Selling, general and administrative expenses	12,238	8,917

Income from operations	7,963	9,689

Other (income) expense, net	(43)	411

Interest expense, net	8,699	8,562

Income (loss) before income taxes	(693)	716

Income tax expense	4,710	322

Net income (loss)	$(5,403)	$394

Basic earnings (loss) per share	$(0.76)	$0.06

Diluted earnings (loss) per share	$(0.76)	$0.06

Average Basic Shares Outstanding	7,066	6,903
Average Diluted Shares Outstanding	7,066	6,947

FIBERMARK, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

Unaudited

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash	$30,286	$35,567
Accounts receivable, net of allowances	54,949	50,386
Inventories	67,339	64,569
Prepaid expenses	1,932	1,591

Total current assets	154,506	152,113

Property, plant and equipment, net	234,416	225,506
Goodwill	98,657	98,460
Other intangible assets, net	11,049	11,478
Other long-term assets	1,394	1,347
Other pension assets	5,011	5,011

Total assets	$505,033	$493,915

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$4,435	$3,188
Accounts payable	24,370	27,344
Accrued liabilities	32,857	22,461
Accrued income taxes payable	5,687	4,330
Deferred income taxes	560	538

Total current liabilities	67,909	57,861

Long-term liabilities:
Revolving credit line	—	—
Long-term debt, less current portion	343,537	341,073
Deferred income taxes	15,676	14,952
Other long-term liabilities	44,317	43,800

Total long-term liabilities	403,530	399,825

Total liabilities	471,439	457,686

Stockholders' equity
Preferred stock, par value $.001 per share; 2,000,000 shares authorized, and none issued	—	—
Series A Junior participatory preferred stock, par value $.001; 7,066 shares authorized, and none issued	—	—
Common stock, par value $.001 per share; 20,000,000 shares authorized 7,070,026 and 7,066,226 shares issued and outstanding in 2003 and 6,911,058 and 6,907,258 shares issued and outstanding in 2002	7	7
Additional paid-in capital	65,496	65,496
Accumulated deficit	(35,334)	(29,931)
Accumulated other comprehensive income	3,460	692
Less treasury stock, 3,800 shares at cost in 2003 and 2002	(35)	(35)

Total stockholders' equity	33,594	36,229

Total liabilities and stockholders' equity	$505,033	$493,915

###